EXHIBIT 99.1

Flight Safety Tech: FAA Funding Appears Unlikely For '07

DOW JONES NEWSWIRES
September 29, 2006 5:32 p.m.

By Greg Wright

Of DOW JONES NEWSWIRES

WASHINGTON (Dow Jones)--Flight Safety Technologies Inc. (FLT) said Friday that it's unlikely to get 2007 Federal Aviation Administration funding to test its system to help pilots avoid getting caught in hazardous air turbulence from other aircraft.

The Mystic, Conn., advanced aviation technology company has received $15 million in funding during the last five years for the system, spokesman Samuel Kovnat told Dow Jones Newswires.

Most of that funding has come through the National Aeronautics and Space Administration, which recently has reduced spending on such projects, Kovnat said.

In a filing Friday with the Securities and Exchange Commission, the company said that it will continue urging the FAA to accelerate funding for the Wake Vortex Avoidance System. As previously reported, U.S. House Transportation Committee leaders also have asked the FAA to increase funding on wake vortex management research.

Flight Safety Technologies is already working with the U.S. Transportation Department on develop a Phase III Wake Vortex Avoidance System, it said in a press release that accompanied the SEC filing.

Demonstrations are planned for early 2007 at Denver International airport, the company said. Flight Safety Technologies said it expects that demonstration will show the technology's viability and safety benefits.

Flight Safety Technologies' net loss for the year ended May 31 widened to $2.26 million, or 27 cents a share, from $1.41 million, or 17 cents a share, posted for 2005, the company said in its annual report to the SEC this month.

The company said its contract revenue rose 15% to $3.87 million in fiscal 2006 from $3.31 million for the previous year. Flight Safety Technologies attributed the increase to its work on SOCRATES, an airport-based laser acoustic sensor to detect and track wake vortex turbulence.

Flight Safety Technologies shares closed at $2.25 each on Friday, up 15 cents.